Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement No. 333-276707 on Form S-1 of our report dated March 26, 2024, relating to the statutory-basis financial statements of Forethought Life Insurance Company as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 9, 2024